Exhibit 3.1

BY-LAWS

of

CACI International Inc

(a Delaware Corporation)

i

ii

BY-LAWS

of

CACI International Inc

(a Delaware Corporation)

ARTICLE I.

OFFICES

Section 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF SHAREHOLDERS

Section 1. ANNUAL MEETING. The annual meetings of the shareholders shall be held on the third Friday of October of each year, at 9:00 o’clock a.m. or at such other date and time, not inconsistent with Delaware law, as may be approved by the Board of Directors; provided, however, should said day fall upon a legal holiday, then such annual meeting of shareholders shall be held at the same time and place on the next day thereafter which is not a legal holiday.

The annual meetings of shareholders shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors or, if not so designated by the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the Corporation.

Written notice of each annual meeting shall be given to each shareholder entitled to vote thereat. Without limiting the manner by which notice otherwise may be given to shareholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the shareholder to whom the notice is given. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware. All such notices shall be sent to such shareholder entitled thereto, not less than ten (10) days nor more than sixty (60) days before such annual meeting, and shall specify the place, day, and hour of such meeting.

Advance Notice of Nominations for Election and Proposals for Business at the Annual Meeting.

(a) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the shareholders may only be made at an annual meeting of shareholders

(i) pursuant to the Corporation’s notice of such meeting,

(ii) by or at the direction of the Board of Directors, or

(iii) by any shareholder of record of the Corporation at the time of the giving of the notice required in Section 1(b) who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1.

The foregoing clause (iii) shall be the exclusive means for a shareholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of shareholders.

(b) For nominations or business to be properly brought before an annual meeting by a shareholder of record pursuant to clause (iii) of Section 1(a),

(i) the shareholder of record must have given timely notice thereof in writing to the Secretary of the Corporation, together with a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such nominations or business before the meeting,

(ii) the shareholder of record must provide to the Secretary of the Corporation any updates or supplements to such notice at the times and in the forms specified in this Section 1,

(iii) any such business must be a proper matter for shareholder action under Delaware law, and

(iv) the shareholder of record and the beneficial owner or owners, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in Section 1(c)(iii)(D)).

To be timely, a shareholder’s notice must be delivered to or mailed and received at the offices of the Secretary of the Corporation, not less than one hundred fifty (150) days prior to the first anniversary of the date of the last annual meeting of shareholders of the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a notice by a shareholder of record.

(c) Such notice by a shareholder of record shall set forth:

(i) If such notice pertains to the nomination of directors, as to each person whom the shareholder of record proposes to nominate for election or reelection as a director:

(A) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act;

(B) such person’s written consent to serve as a director if elected;

(C) a description of all direct and indirect compensation or other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder of record and beneficial owner or owners, if any, and their respective affiliates and associates, or other persons acting in concert therewith, on the one hand, and each proposed nominee and his or her respective affiliates and associates or other persons acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder of record making the nomination and any beneficial owner or owners, if any, or other person on whose behalf the nomination is made, or any affiliate or associate thereof or other person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D) a completed and signed questionnaire, representation or agreement as may be required by the Corporation pursuant to Section 4 of Article III of these By-laws.

For purposes of these By-laws, a person shall be deemed to be acting in concert with another person if such person knowingly acts toward a common goal relating to the management, governance or control of the corporation in parallel with such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (B) at least one additional factor suggests that persons intend to act in parallel, which additional factors may include attending meetings, conducting discussions or making or soliciting invitations to act in parallel.

(ii) As to any business that the shareholder of record proposes to bring before the meeting: a brief description of such business, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder of record and the beneficial owner or owners, if any, or other persons on whose behalf the proposal is made or acting in concert therewith and a description of all agreements, arrangements and understandings between such shareholder of record and beneficial owner or owners, if any, and any other such person or persons (including their names) in connection with the proposal of such business by such shareholder of record.

(iii) As to (1) the shareholder of record giving the notice and (2) the beneficial owner or owners, if any, or other persons (x) on whose behalf the nomination or proposal is made or (y) acting in concert therewith (each, a “party”):

(A) the name and address of each such party;

(B) the following information:

(1) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party,

(2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or providing for a settlement payment or mechanism based on the price of any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation,

(3) any proxy, contract, arrangement, understanding or relationship pursuant to which any party, either directly or acting in concert with another person or persons, has a right to vote, directly or indirectly, any shares of any security of the Corporation,

(4) any short interest or other borrowing arrangement in any security of the Corporation held by each such party (for purposes of this Section 1(c), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

(5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation,

(6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and

(7) any performance related fees (other than an asset-based fee) to which each such party is directly or indirectly entitled, based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such shareholder or such beneficial owner or other person, as the case may be, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);

(C) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act (whether or not such party intends to deliver a proxy statement or conduct its own proxy solicitation); and

(D) a statement as to whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations for election as directors, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the shareholder of record or beneficial owner or owners, as the case may be, to be sufficient to elect the persons proposed to be nominated by the shareholder of record (such statement, a “Solicitation Statement”).

(iv) A shareholder of record providing notice of a nomination of director or other business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than five business days prior to the date for the meeting, if practicable or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(d) A person shall not be eligible for election or re-election as a director at an annual meeting unless

(i) the person is nominated by a shareholder of record in accordance with Section 1(a)(iii); or

(ii) the person is nominated by or at the direction of the Board of Directors or a duly authorized committee thereof.

Only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these By-laws and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such proposed business or nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 1, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2. SPECIAL MEETINGS. Special Meetings of the shareholders, for any purpose or purposes whatsoever, may be called by the Chairman of the Board or the President and shall be called at any time by the Chairman of the Board, the President or the Secretary pursuant to a resolution of the Board of Directors duly adopted at a meeting of the Board of Directors, but such special meeting may not be called by any other person or persons. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of shareholders.

Notices of any special meeting shall specify, in addition to the place, day and hour of such meeting, the general nature of the business to be transacted.

Special meetings of shareholders shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors or, if not so designated by the Board, the Chief Executive Officer or the President or, if not so designated, at the principal office of the Corporation.

Section 3. ADJOURNED MEETINGS AND NOTICE THEREOF. Any shareholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by vote of a majority of the shares, the holders of which are either present in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting.

When any shareholders’ meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. In all other instances of adjournment, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which such adjournment is taken.

Section 4. ENTRY OF NOTICE. Whenever any shareholder entitled to vote has been absent from any meeting or shareholders, whether annual or special, an entry in the minutes to the effect that notice has been duly given shall be sufficient evidence that due notice of such meeting was given to such shareholder, as required by the law and the By-laws of the Corporation.

Section 5. VOTING. At all meetings of shareholders, every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares standing in his or her name on the stock records of the Corporation. Such vote may be given viva voce or by ballot; provided, however, that all elections for directors must be by ballot upon demand made by a shareholder at any election and before the voting begins.

Section 6. QUORUM. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. When a quorum is present at any meeting, whether the same be an original or an adjourned session, a majority of the votes properly cast upon any question, including the election of directors, shall decide the question, unless the question is one upon which by express provision of law, the Certificate of Incorporation, or these By-laws, a larger or different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 7. CONSENT OF ABSENTEES. The proceedings and transactions of any meeting of shareholders, either annual or special, however called and noticed, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the shareholders entitled to vote, not present in person or by proxy, sign a written waiver of notice, a consent to the holding of such meeting, or an approval of the minutes thereof. All such waivers, consents, or approvals shall be filed with the corporate records or made apart of the minutes of the meeting.

Section 8. ACTION WITHOUT MEETING. Any action, which under the provisions of Section 228 of the Delaware General Corporation Law may be taken at a meeting of the shareholders, may be taken without a meeting if authorized by a writing signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at any meeting at which all shares entitled to vote thereon were present and voted, and filed with the Secretary of the Corporation.

Consents to corporate action shall be valid for a maximum of sixty (60) days after the date of the earliest dated consent delivered to the Corporation in the manner provided in Section 228(c) of the Delaware General Corporation Law. Consents may be revoked by written notice (i) to the Corporation, (ii) to the shareholder or shareholders soliciting consents or soliciting revocations in opposition to action by consent (the “Soliciting Shareholders”), or (iii) to a proxy solicitor or other agent designated by the Corporation or the Soliciting Shareholders.

Within ten (10) business days after receipt of the earliest dated consent delivered to the Corporation in the manner provided in Section 228(c) of the Delaware General Corporation Law or the determination by the Board of Directors of the Corporation that the Corporation should seek corporate action by written consent, as the case may be, the Secretary of the Corporation shall engage nationally recognized independent inspectors of elections for the purpose of performing a ministerial review of the validity of the consents and revocations. The cost of retaining inspectors of election shall be borne by the Corporation. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.

Following appointment of the inspectors, consents and revocations shall be delivered to the inspectors upon receipt by the Corporation, the Soliciting Shareholders or their proxy solicitors or other designated agents. As soon as practicable following the earlier of (i) the receipt by the inspectors, a copy of which shall be delivered to the Corporation, of any written demand by the Soliciting Shareholders, or (ii) sixty (60) days after the date of the earliest dated consent delivered to the Corporation in the manner provided in Section 228(c) of the Delaware General Corporation Law, the inspectors shall issue a preliminary report to the Corporation and the Soliciting Shareholders stating the number of valid and unrevoked consents and whether, based on their preliminary count, the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents.

Unless the Corporation and the Soliciting Shareholders shall agree to a shorter or longer period, the Corporation and the Soliciting Shareholders shall have 48 hours to review the consents and revocations and to advise the inspectors and the opposing party in writing as to whether they intend to challenge the preliminary report of the inspectors. If no written notice of an intention to challenge the preliminary report is received within 48 hours after the inspectors’ issuance of the preliminary report, the inspectors shall issue to the Corporation and the Soliciting Shareholders their final report containing the information from the inspectors’ determination with respect to whether the requisite number of valid and unrevoked consents was obtained to authorize and take the action specified in the consents. If the Corporation or the Soliciting Shareholders issue written notice of an intention to challenge the inspectors’ preliminary report within 48 hours after the issuance of that report, a challenge session shall be scheduled by the inspectors as promptly as practicable. Following completion of the challenge session, the inspectors shall as promptly as practicable issue their final report to the Soliciting Shareholders and the Corporation, which report shall contain the information included in the preliminary report, plus any change in the vote total as a result of the challenge and certification of whether the requisite number of valid unrevoked consents was obtained to authorize or take the action specified in the consents.

Section 9. PROXIES. Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his or her duly authorized agent and filed with the Secretary of the Corporation; provided, that no such proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless the shareholder executing it specifies therein the length of time for which such proxy is to continue in force, which in no case shall exceed seven (7) years from the date of its execution.

ARTICLE III.

DIRECTORS

Section 1. POWERS. The business and affairs of the Corporation shall be controlled by the Board of Directors, which shall exercise all corporate power and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these By-laws directed or required to be exercised or done by the shareholders. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors’ powers shall include, but not be limited to the following:

FIRST: To select and remove all other officers, agents, and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Certificate of Incorporation or By-laws, fix their compensation, and require from them security for faithful service.

SECOND: To conduct, manage, and control the affairs and business of the Corporation, and to make such rules and regulations therefore not inconsistent with law, the Certificate of Incorporation or the By-laws, as they may deem best.

THIRD: To change the principal office for the transaction of the business of the Corporation from one location to another as provided in Article I hereof; to fix and locate from time to time, one or more branch or subsidiary offices of the Corporation within or without the State of Delaware as provided in Article I hereof; to designate any place within or without the State of Delaware for the holding of any shareholders’ meetings; and to adopt, make, and use a corporate seal, and to prescribe the form of certificates of stock, and to alter the form of such seal and of such stock certificates from time to time, as in their judgment they may deem best; provided, such seal and such certificates shall at all times comply with the provisions of the law.

FOURTH: To authorize the issuance of stock of the Corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done, or services actually rendered, debts or securities canceled, or tangible or intangible property actually received, or in case of shares issued as a dividend, against amounts transferred from surplus to stated capital.

FIFTH: To borrow money and incur indebtedness for the purposes of the Corporation and to cause to be executed and delivered therefore, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, or other evidence of debt and securities therefore.

SIXTH: To appoint an executive committee and other committees, and to delegate to the executive committee any of the powers and authority of the Board in the management of the business and affairs of the Corporation, except the power to declare dividends and to adopt, amend, or repeal By-laws. The executive committee shall be composed of two or more directors.

SEVENTH: To impose such restriction(s) on the transfer of the stock of the Corporation as may be permitted by law, and to remove any such restriction(s) thereon.

Section 2. NUMBER AND QUALIFICATIONS OF DIRECTORS. The authorized number of directors of the Corporation shall be a number between nine (9) and eleven (11) inclusive, as the Board of Directors from time to time by vote of a supermajority (a majority plus one) may set, until changed by amendment of the Certificate of Incorporation or by a By-law amending this Section 2, Article III of these By-laws duly adopted by the vote or written assents of the shareholders entitled to exercise fifty-one percent (51%) of the voting power of the Corporation.

Section 3. ELECTION AND TERM OF OFFICE. The directors shall be elected at each annual meeting of the shareholders, but if any such annual meeting is not held, or the directors are not elected thereat, the directors may be elected at any special meeting of the shareholders held for that purpose. When a quorum is present at any meeting, whether the same be an original or an adjourned session, a majority of the votes properly cast for election of directors shall be sufficient to elect such directors. All directors shall hold office at the pleasure of the shareholders or until their respective successors are elected. The shareholders may at any time, either at a regular or special meeting, remove any director and elect his or her successor.

Section 4. NOMINATIONS OF DIRECTORS. Only persons who are nominated in accordance with the procedures set forth in Section 1 of Article II of these By-laws shall be eligible for election as directors. In order to be eligible to be a nominee for election or reelection as a director of the Corporation, a person proposed as a nominee pursuant to Section 1(a)(iii) of Article II of these By-laws must also deliver, in accordance with the time periods prescribed for delivery of notice under Section 1(b) of Article II of these By-laws, to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which form of questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(A) is not and will not become a party to

(1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation or

(2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law,

(B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein,

(C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting that the defective nomination shall be disregarded.

Section 5. VACANCIES. Vacancies in the Board of Directors may be filled by the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or special meeting of the shareholders.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation, or removal of any director, or if the authorized number of directors be increased, or if the shareholders fail at any annual or special meeting of the shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies of a director tendered to take effect at a future time; the Board or the shareholders shall have the power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

Section 6. PLACE OF MEETING. Regular meetings of the Board of Directors shall be held at any place within or without the State of Delaware which has been designated from time to time by resolution of the Board or by written consent of all members of the Board. In the absence of such designation, regular meetings shall be held at the principal office of the Corporation. Special meetings of the Board may be held either at a place so designated or at the principal office.

Section 7. ORGANIZATION MEETING. Immediately following each annual meeting of shareholders, the Board of Directors shall hold a regular meeting for the purpose of organization, for the confirmation of Corporate Officers (as defined in Article V, Section 1), and for the transaction of other business. Notice of such meetings is hereby dispensed with.

Section 8. OTHER REGULAR MEETINGS. Other regular meetings of the Board of Directors may be scheduled and held at such place within or without the State of Delaware and at such times as the Board may from time to time determine. At its organizational meeting of the Board of Directors, the Board shall determine the schedule of regular meetings for that year. Such schedule shall be set forth in the minutes of such meeting. Such determination shall constitute the giving of notice of such regular meetings to all directors, subject to any subsequent determination by the Board.

Section 9. SPECIAL MEETINGS. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, by the Executive Committee, or by any three (3) members of the Board. Notice thereof, in accordance with Section 10 of this Article, shall be given to each director by the Secretary or by the Chief Executive Officer or President or by any one of the directors calling the meeting.

Section 10. NOTICE. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram or electronic transmission at least twenty-four hours before the meeting, addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice or waiver by electronic transmission, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

Section 11. NOTICE FOR A PARTICULAR SPECIFIED ACTION. Notwithstanding the above requirements for regular or special meetings, the Chairman of the Board, the Chief Executive Officer, or any two directors may require at least thirty (30) calendar days notice of any action, by writing delivered to the Secretary of the Corporation, before or during any regular or special meeting, and if such notice is given, no vote or written consent may be taken upon such action until the passage of such time (at another special meeting or by written consent). Provided, however, if seventy-five percent (75%) of the directors agree to waive such notice, the meeting or vote of consent on such action shall proceed without the requirement for extended notice.

Section 12. ADJOURNMENT. A quorum of the directors may adjourn any directors’ meeting to meet again at a stated time, place, and hour; provided, however, that in the absence of a quorum, the directors present at any directors’ meeting, either regular or special, may adjourn from time to time, until the time fixed for the next regular meeting of the Board. Notice of the time, place and hour for the holding of an adjourned meeting shall be given to directors who were absent from the meeting calling for the adjournment.

Section 13. ENTRY OF NOTICE. Whenever any director has been absent from any special meeting of the Board of Directors, any entry in the minutes as to the effect that notice has been duly given shall be sufficient evidence that due notice of such special meeting was given to such director, as required by law and the By-laws of the Corporation.

Section 14. WAIVER OF NOTICE. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present, and if either before or after the meeting, each of the directors not present, signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 15. QUORUM. A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. With the exception of Section 5 of this Article, or as may be otherwise provided by law or by the Certificate of Incorporation, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the Board of Directors.

Section 16. ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board of Directors under any provision of law or these By-laws may be taken without a meeting if all members shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors. Any certificate or other document filed under any provisions of the Delaware General Corporation Law which related to action so taken shall state that the action was taken by unanimous written consent of the Board of Directors without a meeting and that the By-laws authorize the directors to so act, and such statement shall be prima facie evidence of such authority.

Section 17. PARTICIPATION BY CONFERENCE TELEPHONE. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, members of the Board of Directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

Section 18. FEES AND COMPENSATION. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors and/or a stated salary as director. The Board of Directors may also allow compensation for members of special or standing committees for service on such committees. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefore.

ARTICLE IV.

NOTICE

Section 1. FORM OF NOTICE. Whenever, under the provisions of law, or of the Certificate of Incorporation or of these By-laws, notice is required to be given to any director or shareholder, such notice may be given by mail, addressed to such director or shareholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, written notice to any director may also be given by telegram, electronic mail, cable, telecopy, commercial delivery service, telex or similar means, addressed to such director or shareholder at his address as it appears on the records of the Corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the Corporation or the person sending such notice and not by the addressee. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given. Except as otherwise provided by law, any notice given to shareholders of the Corporation shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the shareholder to whom the notice is given. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

Section 2. WAIVER OF NOTICE. Whenever notice is required to be given under the provisions of law, the Certificate of Incorporation or these By-laws, a written waiver thereof or a waiver by electronic transmission, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders, directors or members of a committee of the directors need be specified in any written waiver of notice or any waiver by electronic transmission.

ARTICLE V.

CORPORATE OFFICERS

Section 1. ENUMERATION; QUALIFICATION. The “Corporate Officers” of the Corporation shall be (a) the Chairman of the Board, (b) the statutory officers, namely the President, Treasurer and Secretary, (c) while the Corporation either has a class of stock registered under the Securities Exchange Act of 1934, as amended (or any successor provision), or is required to file reports pursuant to Section 15(d) of said Act, the “executive officers” of the Corporation as determined under the federal securities laws, and (d) such other officers, if any, as the Board of Directors from time to time may in its discretion elect or appoint. The officers so elected or appointed by the Board pursuant to the immediately preceding sentence and Section 3 of this Article V are referred to as the “Corporate Officers” of the Corporation. The term “officer” refers to any officer, including the Corporate Officers.

Any Corporate Officer may be, but none need be, a director or shareholder, except for the Chairman of the Board, who must be a director. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to secure the faithful performance of his or her duties to the Corporation by giving bond in such amount and with sureties or otherwise as the Board of Directors may determine.

Section 2. POWERS. Subject to law, to the Certificate of Incorporation and to the other provisions of these By-laws, each Corporate Officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his or her office and such additional duties and powers as the Board of Directors may from time to time designate.

Section 3. ELECTION. The Board of Directors at its organizational meeting after each annual meeting of shareholders shall choose:

1.	Chairman of the Board

2.	Chief Executive Officer

3.	President

4.	Chief Financial Officer

5.	Treasurer

6.	Secretary

and the other executive officers, if any. Other Corporate Officers may be appointed by the Board of Directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the directors may delegate to any Corporate Officer their power to elect or appoint any other officer.

Section 4. TENURE. Each Corporate Officer shall hold office until the first meeting of the Board of Directors following the next annual meeting of the shareholders and until his or her successor is elected and qualified unless a shorter period shall have been specified in terms of his or her election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 5. CHAIRMAN OF THE BOARD. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors and shareholders, and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors or as prescribed by these By-laws.

Section 6. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall have direct and active charge of all business operations of the Corporation and shall have general supervision of the entire business of the Corporation, subject to the control of the Board of Directors. If the Chairman of the Board is absent or unavailable, the Chief Executive Officer shall preside at all meetings of the Board of Directors and shareholders at which he or she is present, except as otherwise voted by the Board of Directors. While the Corporation either has a class of stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision), or is required to file reports pursuant to Section 15(d) of said Act, the Chief Executive Officer shall be the principal executive officer of the Corporation for purposes of the federal securities laws unless the Board of Directors shall have determined otherwise.

The Chief Executive Officer, the Chief Financial Officer or the Treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer of the Corporation or except where the Chief Executive Officer delegates such authority pursuant to Article VI, Section 3 of the By-laws.

Section 7. PRESIDENT. The President shall have such powers and perform such duties as the Board of Directors may from time to time designate, shall perform the functions of the Chief Executive Officer if that office is vacant, and shall preside, when present, at any meeting of the Board of Directors in the absence of the Chairman of the Board and the Chief Executive Officer.

Section 8. VICE PRESIDENTS. Any Vice Presidents shall have such duties and powers as shall be designated from time to time by the Board of Directors or by the Chief Executive Officer, who may delegate to other officers the power and authority to designate such duties and powers for subordinate officers.

Section 9. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be in charge of the financial management of the Corporation, including all finance-related decisions such as investment, financing and dividend policy, and shall have such other duties and powers as may be assigned to him or her from time to time by the Board of Directors or by the Chief Executive Officer. While the Corporation either has a class of stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision), or is required to file reports pursuant to Section 15(d) of said Act, the Chief Financial Officer shall be the principal financial officer of the Corporation for purposes of the federal securities laws unless the Board of Directors shall have determined otherwise.

Section 10. TREASURER AND ASSISTANT TREASURERS. The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, shall be in charge of the Corporation’s funds and valuable papers, and shall have such other duties and powers as may be assigned to him or her from time to time by the Board of Directors or by the Chief Executive Officer. The Corporation’s books of account shall at all times be open for inspection by any member of the Board of Directors.

Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Treasurer.

Section 11. SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall record all proceedings of the shareholders, of the Board of Directors and of committees of the Board of

Directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by shareholder or director consent. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there is none or he or she is absent, a Temporary Secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the Secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all shareholders and the number of shares registered in the name of each shareholder. In the absence of any other provision in these By-laws about who shall give notice of meetings of the shareholders and the directors, the Secretary shall give such notice or cause such notice to be given. The Secretary shall have such other duties and powers as may from time to time be designated by the Board of Directors or the Chief Executive Officer.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the Board of Directors, the Chief Executive Officer or the Secretary.

Section 12. RESIGNATION AND REMOVAL. Any Corporate Officer may resign at any time by delivering his or her resignation in writing to the Chief Executive Officer or the Secretary or to a meeting of the Board of Directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. Any Corporate Officer may be removed, either with or without cause, by a majority of the directors at the time in office, at a regular or special meeting of the Board, or by any Corporate Officer upon whom such power of removal may be conferred by the Board of Directors. Except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Corporation, or unless the Board of Directors otherwise expressly determines, no Corporate Officer resigning or removed shall have any right to any compensation as such Corporate Officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise.

Section 13. VACANCIES. If the office of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, or the Secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other Corporate Officer or officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor. Each such successor shall hold office for the unexpired term of his or her predecessor, and in the case of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, and the Secretary, until his or her successor is chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.

ARTICLE VI.

MISCELLANEOUS

Section 1. RECORD DATE AND CLOSING STOCK BOOKS.

A. Fixed Date: The Board of Directors may fix a time, in the future, not less than twenty (20) nor more than sixty (60) days preceding the date of any meeting of shareholders, and not more than sixty (60) days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change, conversion, or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting, or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares, and in such case only shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting, or to receive such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. The Board of Directors may close the books of the Corporation against transfer of shares during the whole, or any part of any such period.

B. No Fixed Date: As an alternative to an action taken under Subsection A of this Section 1 of Article VI, if no record date has been or is fixed for the purpose of determining shareholders entitled to receive payment of any dividend, the record date for such purpose shall be at the close of business of the date on which the Board of Directors adopts the resolution relating thereto.

C. Action by Written Consent: In order that the Corporation may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date for determination of such shareholders, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any shareholder of record seeking to have the shareholders authorize or take corporate action by written consent shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received by the Secretary, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

Section 2. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for payment of money, notes, or other evidence of indebtedness issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 3. CONTRACTS, ETC.; HOW EXECUTED. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, except as the By-laws or Certificate of Incorporation otherwise provide, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or agreement or to pledge its credit to render it liable for any purpose or to any amount.

Section 4. CERTIFICATES OF STOCK. A certificate or certificates for shares of the capital stock of the Corporation shall be issued to each shareholder when any such shares are fully paid up, or the Corporation’s stock may be represented by uncertificated shares. In the case of certificated shares, any such certificates shall be signed by the Chairman of the Board, the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. Such certificates may be paired with, deemed to represent, and subjected to restrictions on transfer without simultaneous transfer of, certificates for: (a) shares of stock of any other corporation(s), (b) beneficial interests in such shares, (c) interests in voting trust(s), or (d) other kinds of interests in any other kind of entity.

Certificates for shares may be issued prior to full payment thereof, under such restrictions and for such purposes as the Board of Directors or the By-laws may provide; provided, however, that any such certificate so issued prior to full payment shall state the amount remaining unpaid and the terms of payment thereof.

Section 5. REPRESENTATION OF SHARES OF OTHER CORPORATIONS. The Chief Executive Officer, the President or any Vice President and the Secretary or Assistant Secretary of this Corporation are authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted to said officers to vote or represent on behalf of this Corporation any and all shares held by this Corporation or corporations, may be exercised either by such officers in person or by any person authorized to do so by proxy or power of attorney.

Section 6. INSPECTION OF BY-LAWS. The Corporation shall keep in its principal office for the transaction of business the original or a copy of the By-laws as amended or otherwise altered to date, certified by the Secretary, which shall be open to inspection by the shareholders at all reasonable times during business hours.

Section 7. FISCAL YEAR. The fiscal year of the Corporation shall begin on the first day of July in each year and shall end on the last day of June next following, unless otherwise determined by the Board of Directors.

Section 8. SEAL. The Corporation shall have a common seal, and shall have inscribed thereon the name of the Corporation, the year of its incorporation, and the word Delaware.

Section 9. INDEMNIFICATION OF DIRECTORS AND CORPORATE OFFICERS. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a member of the Board of Directors or a Corporate Officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the state of Delaware from time to time against all expense, liability, and loss (including attorneys’ fees, judgments, fines, and, if approved by the Board of Directors, amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

If authorized by the Board of Directors, expenses incurred in connection with the defense of any civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the member of the Board of Directors or Corporate Officer to repay such amounts if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation.

The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which such member of the Board of Directors or Corporate Officer may be entitled. Payments pursuant to the Corporation’s indemnification of any person hereunder shall be reduced by any amounts such person may collect as indemnification under any policy of insurance purchased and maintained on his behalf by this or any other Corporation.

ARTICLE VII.

AMENDMENTS

Section 1. POWER OF SHAREHOLDERS. New By-laws may be adopted or these By-laws may be amended or repealed by the vote of shareholders entitled to exercise fifty-one percent (51%) of the voting power of the Corporation or by the written assent of such shareholders.

Section 2. POWERS OF DIRECTORS. Subject to the right of shareholders as provided in Section 1 of this Article VII to adopt, amend, or repeal By-laws, By-laws other than a By-law or amendment thereof changing the authorized number of directors may be adopted, amended, or repealed by the Board of Directors.

AMENDED AND RESTATED, March 20, 2014